Exhibit 99

USANA Health Sciences Announces Preliminary Fourth Quarter and Full Year 2008 Financial Results

- Conference Call Scheduled Today at 11:00 a.m. EST -

SALT LAKE CITY--(BUSINESS WIRE)--January 22, 2009--USANA Health Sciences, Inc. (NASDAQ: USNA) today provided preliminary financial results for its fourth quarter and year ended January 3, 2009. For the fourth quarter of 2008, the company expects net sales to be approximately $111 million and earnings per share, before one-time adjustments, to be approximately $0.56. After one-time adjustments, the company anticipates earnings per share for the quarter of approximately $0.16. For the full-year of 2008, the company expects net sales to be approximately $429 million, its sixth consecutive year of record sales. Earnings per share for 2008 are expected to be approximately $1.72, including one-time adjustments.

Dramatic changes in currencies during the fourth quarter, driven by the strengthening US dollar, reduced net sales by roughly $9 million. Excluding these currency changes, net sales would have been approximately $120 million, which is at the top-end of USANA’s previously issued guidance and also in-line with management’s expectations.

In the fourth quarter the company had significant growth in the number of active Associates, increasing to 198,000 or 12.5% from one year ago and 7.6% from the third quarter of 2008.

Dave Wentz, chief executive officer of USANA Health Sciences said, “We are pleased to see record net sales in the fourth quarter, particularly in light of the current economic climate. The fundamental drivers of our business continue to gain traction. We believe the increase in Associates is a clear indicator that our 2008 compensation plan enhancements are indeed working. Additionally, we are encouraged by the enthusiastic response of our Associates to the opening of operations in the Philippines. We remain focused on our key business drivers for long-term success.”

The effect of a much stronger US dollar lowered earnings per share in the fourth quarter of 2008. Earnings per share were also reduced by $0.40 due to the following one-time adjustments:

  An unanticipated arbitration award against the Company for approximately $7 million for wrongful termination of a former USANA distributor; and
  Tax adjustments of approximately $1.8 million, resulting from an Internal Revenue Service (“IRS”) audit of the years 2003 through 2006. The impact on cash due to these potential tax adjustments is estimated to be $10 million.

The company and its Audit Committee are performing a comprehensive review of the effect of these tax adjustments on the current and prior year periods. In consultation with external advisors, the Audit Committee is evaluating the appropriate accounting treatment of these adjustments, including the potential amendment of the company’s previously filed Forms 10-K and 10-Q and related financial statements. The company believes that these potential adjustments would not materially affect historical net income or earnings per share, but may materially affect the balance sheet. The preliminary financial results provided in this release are based on the information that is currently available to the company and are reasonable estimates of what the company believes will be its final operating results for the periods indicated, including the potential amendment noted above.

Jeff Yates, vice president and chief financial officer of USANA Health Sciences said, “We are disappointed with both the arbitration award against the Company and the adverse tax adjustment resulting from the IRS audit. We are evaluating all available legal options and will proceed in the manner that is in the best interest of our business and our stakeholders.”

USANA management has scheduled a conference call today at 11:00 a.m. EST to discuss this announcement. You can access the call by dialing 800-866-5043. The call will also be broadcast live via Webcast and can be accessed directly from our Web site: www.usanahealthsciences.com. A replay will be available shortly following the call.

About USANA

USANA develops and manufactures high quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, Philippines, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

CONTACT:
USANA Health Sciences, Inc.
Investor Relations:
Patrique Richards, 801-954-7961
investor.relations@us.usana.com
or
Public Relations:
Dan Macuga, 801-954-7280